Exhibit 99.1

Ameresco Reports First Quarter 2023 Financial Results

First Quarter Revenue Ahead and Profits in Line with Guidance
Total Backlog Increased 13% Sequentially, with $472M in New Awards
Placed 34 MWe of Energy Assets into Operation
Reaffirms 2023 Guidance

First Quarter 2023 Financial Highlights:
•Revenues of $271.0 million
•Net income attributable to common shareholders of $1.1 million
•GAAP EPS of $0.02
•Non-GAAP EPS of $0.03
•Adjusted EBITDA of $27.4 million

FRAMINGHAM, MA – May 1, 2023 - Ameresco, Inc. (NYSE:AMRC), a leading cleantech integrator specializing in energy efficiency and renewable energy, today announced financial results for the fiscal quarter ended March 31, 2023. The Company also furnished supplemental information in conjunction with this press release in a Current Report on Form 8-K. The supplemental information, which includes Non-GAAP financial measures, has been posted to the “Investors” section of the Company’s website at www.ameresco.com. Reconciliations of Non-GAAP measures to the appropriate GAAP measures are included herein.
CEO George Sakellaris commented, “In the first quarter we continued to build our excellent multi-year visibility, while making significant progress across our businesses that support both our 2023 guidance and our longer-term financial targets. Our total project backlog increased by 13% sequentially, driven by the addition of $472 million in new awards. We also placed 34 MWe of solar assets into operation and continued to add long-term O&M contracts. We are seeing an increase in engagement as customers assess and prioritize their projects to optimize the potential benefits of the Inflation Reduction Act (IRA). In addition, we are encouraged by the substantial increase in the dollar value of year-to-date proposal activity compared to 2022 levels.

“We are pleased to be welcoming analysts and institutional investors on May 11th to our London Investor Day, which spotlights the growing interest in Ameresco from investors across Europe. European markets are becoming increasingly important to our future global growth strategy, and we expect to continue to expand internationally through a combination of organic growth, acquisitions, and partnerships.

During the quarter our expertise with LED street lighting projects was once again recognized as our Chicago Smart Light Program was awarded the Inspiring Efficiency Impact Award by the Midwest Energy Efficiency Alliance, a collaborative network advancing energy efficiency in the Midwest for sustainable economic development and environmental stewardship. We continue to see significant opportunities to execute similar smart street lighting projects. We also recently were honored to be awarded the 2023 North American Energy Services Company of the Year by market research firm Frost & Sullivan. Ameresco was selected due to its demonstrated excellence in the energy services space, particularly as it relates to customer impact and visionary transformation and performance.

SCE agreed to accelerate $125 million of future milestone payments on the projects, which we received during the quarter. This was in conjunction with our agreement with SCE related to the costs associated with SCE’s request to adjust the project schedule into 2023. Construction of the SCE projects progressed further in the quarter. We anticipate two of the projects to be in service and to achieve substantial completion in the summer of 2023. One of the projects was impacted by the record rainfall earlier in 2023 and experienced further delays. We are working with SCE to determine the duration of this delay and are continuing discussions regarding the applicability and scope of any force majeure relief. Our relationship with SCE continues to be cooperative.”

First Quarter Financial Results
(All financial result comparisons made are against the prior year period unless otherwise noted.)

Total revenue was $271.0 million, about $40 million above our first quarter guidance, as we experienced faster execution on certain projects as well as some early contract conversions. Energy Asset revenue grew 6% as growth in operating assets and increased solar production from existing assets more than offset lower RIN prices. O&M revenue increased 10% reflecting continued growth in long-term contracts. Other revenue increased 13% primarily due to strength in our utility SaaS and consulting business. Gross margin of 18.4% reflected significant expansion from 14.4% in the previous year due to the reduced contribution from the lower margin SCE projects. SG&A increased slightly during the quarter to support our increased proposal activity in the United States and Europe. Net income attributable to common shareholders and adjusted EBITDA were $1.1 million and $27.4 million, respectively.

The Company generated cash flow from operations of $58.8 million and adjusted cash flow from operations of approximately $101.1 million, ending the quarter with approximately $178.9 million of unrestricted cash. We significantly reduced our receivables and unbilled revenue during the quarter through payments from our SCE projects. We also had a very strong quarter with respect to project financings. During the quarter, the Company secured cash financing of $58.2 million and opened additional unfunded facilities that can further support Ameresco’s Energy Asset growth.

(in millions)	1Q 2023			1Q 2022
	Revenue	Net Income (Loss) (1)	Adj. EBITDA	Revenue	Net Income (1)	Adj. EBITDA
Projects	$183.2	($1.3)	$4.0	$393.4	$10.2	$18.5
Energy Assets	$40.8	$1.1	$19.9	$38.4	$3.9	$21.2
O&M	$22.3	$0.5	$1.5	$20.3	$2.6	$3.6
Other	$24.8	$0.7	$1.9	$21.9	$0.7	$1.8
Total (2)	$271.0	$1.1	$27.4	$474.0	$17.4	$45.1

(1) Net Income (Loss) represents net income (loss) attributable to common shareholders.
(2) Numbers in table may not sum due to rounding.

($ in millions)	At March 31, 2023
Awarded Project Backlog (1)	$1,964
Contracted Project Backlog	$1,008
Total Project Backlog	$2,972
12-month Contracted Backlog (2)	$639

O&M Revenue Backlog	$1,215
12-month O&M Backlog	$86
Energy Asset Visibility (3)	$2,300
Operating Energy Assets	423 MWe
Ameresco's Net Assets in Development (4)	432 MWe

(1) Customer contracts that have not been signed yet
(2) We define our 12-month backlog as the estimated amount of revenues that we expect to recognize in the next twelve months from our fully-contracted backlog
(3) Estimated contracted revenue and incentives during PPA period plus estimated additional revenue from operating RNG assets over a 20-year period, assuming RINs at $1.50/gallon and brown gas at $3.50/MMBtu with $3.00/MMBtu for LCFS on certain projects.
(4) Net MWe capacity includes only our share of any jointly owned assets

Project Highlights
In the First Quarter of 2023:
•Ameresco continued its strong presence in the higher education market with the announcement of its partnership with Alaska Pacific University (APU) to design and upgrade existing infrastructure at the institution’s Thomas Training Center. Ameresco will work to install a new boiler, baseboard heaters, convection heaters, water heaters and retrofit the facilities’ existing 750-gallon water tank with a new 500-gallon water tank.
•Customer demand for PV projects remained strong with news wins including a 5 MWe solar array for the City of Alton, Illinois. The solar installation will be developed on a local closed municipal landfill site in the city.

•This quarter, we continued to build on our partnership with GSA by executing a contract modification to our GSA National Deep Energy Retrofit 6 task order (signed in December). Our GSA Texas and Louisiana ESPC project received over $9.6 million in IRA funding to support integration of Grid-Interactive Efficient (GEB) and Green Proving Ground technologies such as BAS Improvements, Motors & VFDs, Window Inserts and high-efficiency chillers.
•Ameresco completed another phase of work at Fall River Public Schools in MA. Building on the other phases at Fall River, this was a complete HVAC system upgrade to the Lord and Talbot Middle Schools, including high efficient heat pumps, VRF Heating and Cooling Systems, new Electronic Building Controls, and a complete upgrade of the window systems.

Asset Highlights
In the First Quarter of 2023:

•Ameresco’s Assets in Development ended the quarter at 491 MWe. After subtracting Ameresco’s partners’ minority interests, Ameresco’s owned capacity of Assets in Development at quarter end was 432 MWe.
•The Company added 13 MWe of new energy asset awards and placed 34 MWe into service.

Summary and Outlook

“The Ameresco team delivered first quarter results in line with our expectations, while continuing to grow our project backlog and operating asset portfolio. We expect to convert a substantial dollar amount of awarded backlog to contracted backlog during the second quarter, and to place additional assets in operation. Together these metrics support our confidence in our 2023 guidance. Our longer-term opportunities remain very compelling as the number and complexity of projects continue to increase, and the incentives associated with the IRA are expected to drive significant new customer investment over the coming years. Secular growth drivers, together with the breadth of our technological expertise and our international expansion plans underpin our 2024 Adjusted EBITDA target of $300 million,” Mr. Sakellaris concluded.

Our 2023 guidance, included in the table below, anticipates adjusted EBITDA growth of 5% at the midpoint. We expect to place between 80 and 100 MWe of energy assets in service in 2023 including three RNG plants. Several additional RNG assets are in the late stages of development, and we expect that 4 or 5 of these will come online during 2024. Our planned capex for 2023 is $325 million to $375 million, the majority of which is expected to be funded with non-recourse debt.

Given the $40 million in revenue pull forward into the first quarter mentioned above, we estimate second quarter revenue, adjusted EBITDA and Adjusted EPS to be in the range of $280 million to $300 million, $30 million to $40 million and $0.10 to $0.20, respectively.

FY 2023 Guidance Ranges
Revenue	$1.45 billion	$1.55 billion
Gross Margin	19.5%	20.0%
Adjusted EBITDA	$210 million	$220 million
Interest Expense & Other	$30 million	$35 million
Effective Tax Rate	10%	5%
Adjusted EPS	$1.80	$1.90
The Company’s guidance excludes the impact of any redeemable non-controlling interest activity related to tax-equity partnerships, one-time charges, asset impairment charges, changes in contingent consideration, restructuring activities, as well as any related tax impact.

Conference Call/Webcast Information
The Company will host a conference call today at 4:30 p.m. ET to discuss first quarter 2023 financial results, business and financial outlook and other business highlights. Participants may access the earnings conference call by pre-registering here at least fifteen minutes in advance. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investors” section of the Company’s website at www.ameresco.com. If you are unable to listen to the live call, an archived webcast will be available on the Company’s website for one year.
Use of Non-GAAP Financial Measures
This press release and the accompanying tables include references to adjusted EBITDA, Non- GAAP EPS, Non-GAAP net income and adjusted cash from operations, which are Non-GAAP financial measures. For a description of these Non-GAAP financial measures, including the reasons management uses these measures, please see the section following the accompanying tables titled “Exhibit A: Non-GAAP Financial Measures”. For a reconciliation of these Non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Non-GAAP Financial Measures and Non-GAAP Financial Guidance in the accompanying tables.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading cleantech integrator and renewable energy asset developer, owner and operator. Our comprehensive portfolio includes energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions delivered to clients throughout North America and Europe. Ameresco’s sustainability services in support of clients’ pursuit of Net-Zero include upgrades to a facility’s energy infrastructure and the development, construction, and operation of distributed energy resources. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state, and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,200 employees providing local expertise in the United States, Canada, and Europe. For more information, visit www.ameresco.com.

Contact:	Media Relations	Leila Dillon, 508.661.2264, news@ameresco.com
	Investor Relations	Eric Prouty, AdvisIRy Partners, 212.750.5800, eric.prouty@advisiry.com
Lynn Morgen, AdvisIRy Partners, 212.750.5800, lynn.morgen@advisiry.com

Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline, visibility, and backlog, as well as estimated future revenues, net income, adjusted EBITDA, Non-GAAP EPS, gross margin, capital investments, other financial guidance and longer term outlook, statements about our agreement with SCE including the impact of any delays, and the impact of the IRA and macroeconomic conditions on our business, longer term outlook, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed or at all; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under signed contracts without delay and in accordance with their terms; demand for our energy efficiency and renewable energy solutions; our ability to complete and operate our projects on a profitable basis and as committed to our customers; our ability to arrange financing to fund our operations and projects and to comply with covenants in our existing debt agreements; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy and the fiscal health of the government; the ability of customers to cancel or defer contracts included in our backlog; the output and performance of our energy plants and energy projects; the effects of our acquisitions and joint ventures; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and cost of labor and equipment particularly given global supply chain challenges and global trade conflicts; our reliance on third parties for our construction and installation work; the addition of new customers or the loss of existing customers; the impact of macroeconomic challenges, weather related events and climate change on our business; global supply chain challenges, component shortages and inflationary pressures; market price of the Company's stock prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; the Company's cash flows from operations; cybersecurity incidents and breaches; regulatory and other risks inherent to constructing and operating energy assets; risks related to our international operation and international growth strategy; and other factors discussed in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

AMERESCO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$178,939	$115,534
Restricted cash	21,232	20,782
Accounts receivable, net	130,940	174,009
Accounts receivable retainage, net	35,625	38,057
Costs and estimated earnings in excess of billings	497,762	576,363
Inventory, net	13,609	14,218
Prepaid expenses and other current assets	56,311	38,617
Income tax receivable	7,626	7,746
Project development costs, net	15,930	16,025
Total current assets	957,974	1,001,351
Federal ESPC receivable	539,820	509,507
Property and equipment, net	16,865	15,707
Energy assets, net	1,270,230	1,181,525
Deferred income tax assets, net	3,049	3,045
Goodwill, net	77,810	70,633
Intangible assets, net	8,666	4,693
Operating lease assets	38,189	38,224
Restricted cash, non-current portion	13,406	13,572
Other assets	41,339	38,564
Total assets	$2,967,348	$2,876,821

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portions of long-term debt and financing lease liabilities	$313,459	$331,479
Accounts payable	285,465	349,126
Accrued expenses and other current liabilities	115,044	89,166
Current portions of operating lease liabilities	5,868	5,829
Billings in excess of cost and estimated earnings	39,326	34,796
Income taxes payable	7,950	1,672
Total current liabilities	767,112	812,068
Long-term debt and financing lease liabilities, net of current portion, unamortized discount and debt issuance costs	631,676	568,635
Federal ESPC liabilities	520,816	478,497
Deferred income tax liabilities, net	2,869	9,181
Deferred grant income	7,424	7,590
Long-term operating lease liabilities, net of current portion	31,779	31,703
Other liabilities	64,200	49,493

	March 31,	December 31,
	2023	2022
Redeemable non-controlling interests, net	$46,700	$46,623
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized, 36,132,157 shares issued and 34,030,362 shares outstanding at March 31, 2023, 36,050,157 shares issued and 33,948,362 shares outstanding at December 31, 2022	3	3
Class B common stock, $0.0001 par value, 144,000,000 shares authorized, 18,000,000 shares issued and outstanding at March 31, 2023 and December 31, 2022	2	2
Additional paid-in capital	310,726	306,314
Retained earnings	534,624	533,549
Accumulated other comprehensive loss, net	(4,645)	(4,051)
Treasury stock, at cost, 2,101,795 shares at March 31, 2023 and December 31, 2022	(11,788)	(11,788)
Stockholders' equity before non-controlling interest	828,922	824,029
Non-controlling interests	65,850	49,002
Total stockholders’ equity	894,772	873,031
Total liabilities, redeemable non-controlling interests and stockholders' equity	$2,967,348	$2,876,821

AMERESCO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues	$271,042	$474,002
Cost of revenues	221,094	405,624
Gross profit	49,948	68,378
Earnings from unconsolidated entities	450	637
Selling, general and administrative expenses	41,301	40,329
Operating income	9,097	28,686
Other expenses, net	8,043	7,081
Income before income taxes	1,054	21,605
Income tax (benefit) provision	(503)	2,307
Net income	1,557	19,298
Net income attributable to non-controlling interests and redeemable non-controlling interests	(455)	(1,914)
Net income attributable to common shareholders	$1,102	$17,384
Net income per share attributable to common shareholders:
Basic	$0.02	$0.34
Diluted	$0.02	$0.32
Weighted average common shares outstanding:
Basic	51,963	51,744
Diluted	53,261	53,636

AMERESCO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$1,557	$19,298
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation of energy assets, net	13,341	11,806
Depreciation of property and equipment	644	734
Increase (decrease) in contingent consideration	121	(320)
Accretion of ARO liabilities	66	36
Amortization of debt discount and debt issuance costs	790	852
Amortization of intangible assets	302	578
Provision for bad debts	93	237
Loss on write-off of long-lived assets	18	—
Earnings from unconsolidated entities	(450)	(637)
Net loss from derivatives	163	1,622
Stock-based compensation expense	4,037	3,531
Deferred income taxes, net	(7,142)	1,284
Unrealized foreign exchange (gain) loss	(29)	132
Changes in operating assets and liabilities:
Accounts receivable	58,954	(40,859)
Accounts receivable retainage	2,439	2,582
Federal ESPC receivable	(33,736)	(46,300)
Inventory, net	608	(914)
Costs and estimated earnings in excess of billings	85,748	(154,325)
Prepaid expenses and other current assets	929	2,813
Project development costs	(1,812)	1,260
Other assets	(1,903)	105
Accounts payable, accrued expenses and other current liabilities	(82,266)	(77,163)
Billings in excess of cost and estimated earnings	9,398	(4,309)
Other liabilities	522	(33)
Income taxes receivable, net	6,380	1,868
Cash flows from operating activities	58,772	(276,122)
Cash flows from investing activities:
Purchases of property and equipment	(1,657)	(889)
Capital investment in energy assets	(89,787)	(55,489)
Capital investment in major maintenance of energy assets	(589)	(1,355)
Acquisitions, net of cash received	(9,182)	—
Loans to joint venture investments	(38)	—
Cash flows from investing activities	(101,253)	(57,733)
Cash flows from financing activities:
Payments of debt discount and debt issuance costs	(366)	(2,570)
Proceeds from exercises of options and ESPP	571	1,708
Proceeds from senior secured revolving credit facility, net	—	76,000
Proceeds from long-term debt financings	58,188	286,744
Proceeds from Federal ESPC projects	42,309	64,788
Net proceeds from energy asset receivable financing arrangements	4,438	1,925
Contributions from non-controlling interests	16,308	4,594
Distributions to redeemable non-controlling interests, net	(161)	(357)
Payments on long-term debt and financing leases	(15,159)	(77,432)
Cash flows from financing activities	106,128	355,400
Effect of exchange rate changes on cash	42	(196)
Net increase in cash, cash equivalents, and restricted cash	63,689	21,349
Cash, cash equivalents, and restricted cash, beginning of period	149,888	87,054
Cash, cash equivalents, and restricted cash, end of period	$213,577	$108,403

Non-GAAP Financial Measures (Unaudited, in thousands)

	Three Months Ended March 31, 2023
Adjusted EBITDA:	Projects	Energy Assets	O&M	Other	Consolidated
Net (loss) income attributable to common shareholders	$(1,300)	$1,149	$532	$721	$1,102
Impact from redeemable non-controlling interests	—	32	—	—	32
(Less) plus: Income tax provision (benefit)	(884)	72	127	182	(503)
Plus: Other expenses, net	2,490	4,905	236	412	8,043
Plus: Depreciation and amortization	660	13,122	304	201	14,287
Plus: Stock-based compensation	2,729	607	332	369	4,037
Plus: Contingent consideration, restructuring and other charges	337	20	7	7	371
Adjusted EBITDA	$4,032	$19,907	$1,538	$1,892	$27,369
Adjusted EBITDA margin	2.2%	48.8%	6.9%	7.6%	10.1%

	Three Months Ended March 31, 2022
Adjusted EBITDA:	Projects	Energy Assets	O&M	Other	Consolidated
Net income attributable to common shareholders	$10,160	$3,870	$2,630	$724	$17,384
Impact from redeemable non-controlling interests	—	1,914	—	—	1,914
Plus (less): Income tax provision (benefit)	3,299	(1,784)	392	400	2,307
Plus: Other expenses, net	1,424	5,460	115	82	7,081
Plus: Depreciation and amortization	851	11,485	335	447	13,118
Plus: Stock-based compensation	2,934	286	153	158	3,531
Plus: Energy asset impairment	—	—	—	—	—
(Less) plus: (Contingent consideration) and restructuring and other charges	(155)	(26)	(14)	(14)	(209)
Adjusted EBITDA	$18,513	$21,205	$3,611	$1,797	$45,126
Adjusted EBITDA margin	4.7%	55.2%	17.8%	8.2%	9.5%

	Three Months Ended March 31,
	2023	2022
Non-GAAP net income and EPS:
Net income attributable to common shareholders	$1,102	$17,384
Adjustment for accretion of tax equity financing fees	(27)	(28)
Impact from redeemable non-controlling interests	32	1,914
Plus: Contingent consideration, restructuring and other charges	371	(209)
(Less) Plus: Income tax effect of Non-GAAP adjustments	(96)	54
Non-GAAP net income	1,382	19,115

Diluted net income per common share	$0.02	$0.32
Effect of adjustments to net income	0.01	0.04
Non-GAAP EPS	$0.03	$0.36

Adjusted cash from operations:
Cash flows from operating activities	$58,772	$(276,122)
Plus: proceeds from Federal ESPC projects	42,309	64,788
Adjusted cash from operations	$101,081	$(211,334)

Other Financial Measures (Unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022
New contracts and awards:
New contracts	$146,960	$226,700
New awards (1)	$472,100	$438,000
(1) Represents estimated future revenues from projects that have been awarded, though the contracts have not yet been signed

Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Year Ended December 31, 2023
	Low	High
Operating income(1)	$132 million	$140 million
Depreciation and amortization	$59 million	$60 million
Stock-based compensation	$19 million	$20 million
Adjusted EBITDA	$210 million	$220 million

(1) Although net income is the most directly comparable GAAP measure, this table reconciles adjusted EBITDA to operating income because we are not able to calculate forward-looking net income without unreasonable efforts due to significant uncertainties with respect to the impact of accounting for our redeemable non-controlling interests and taxes.

Exhibit A: Non-GAAP Financial Measures
We use the Non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These Non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these Non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Non-GAAP Financial Measures and Non-GAAP Financial Guidance in the tables above.
We understand that, although measures similar to these Non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income attributable to common shareholders, including impact from redeemable non-controlling interests, before income tax (benefit) provision, other expenses net, depreciation, amortization of intangible assets, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, energy asset impairment, restructuring and other charges, gain or loss on sale of equity investment, and gain or loss upon deconsolidation of a variable interest entity. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar Non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar Non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, impact from redeemable non-controlling interests, restructuring and asset impairment charges. We define adjusted EBITDA margin as adjusted EBITDA stated as a percentage of revenue.

Our management uses adjusted EBITDA and adjusted EBITDA margin as measures of operating performance, because they do not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

Non-GAAP Net Income and EPS
We define Non-GAAP net income and earnings per share (EPS) to exclude certain discrete items that management does not consider representative of our ongoing operations, including energy asset impairment, restructuring and other charges, impact from redeemable non-controlling interest, gain or loss on sale of equity investment, and gain or loss upon deconsolidation of a variable interest entity. We consider Non-GAAP net income and Non-GAAP EPS to be important indicators of our operational strength and performance of our business because they eliminate the effects of events that are not part of the Company's core operations.

Adjusted Cash from Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus, we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.